UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 12)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 18, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 47

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

8,103,738
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

8,103,738
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

8,103,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

18.1%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 3 of 47

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

200,000
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

200,000
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

200,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

0.4%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 4 of 47

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

8,303,838
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

8,303,838
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

8,303,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

18.6%
14)	Type of Reporting Person (See Instructions)

IN

CUSIP No. 89267P 10 5	Page 5 of 47

This Amendment No. 12 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006 and Amendment No. 11 filed on May 22, 2006 (“Amendment No. 11”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 11 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-II 1997 Limited Partnership of 400,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on July 26, 2006, July 27, 2006, July 28, 2006, July 31, 2006, August 1, 2006, August 3, 2006, August 4, 2006, August 8, 2006, August 9, 2006, August 10, 2006, August 11, 2006, August 14, 2006, August 15, 2006, August 16, 2006, August 17, 2006, August 18, 2006 and August 21, 2006, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 18, 2006: None.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 6 of 47

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 18, 2006:

(1) On July 25, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.83 per share;

(2) On July 25, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.84 per share;

(3) On July 25, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.85 per share;

(4) On July 25, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.86 per share;

(5) On July 25, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.87 per share;

(6) On July 25, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.88 per share;

(7) On July 25, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.91 per share;

(8) On July 25, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.92 per share;

(9) On July 25, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.93 per share;

(10) On July 25, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.94 per share;

(11) On July 25, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $13.95 per share;

CUSIP No. 89267P 10 5	Page 7 of 47

(12) On July 25, 2006, the limited partnership sold 964 shares of Common Stock on the open market for $13.96 per share;

(13) On July 25, 2006, the limited partnership sold 953 shares of Common Stock on the open market for $13.97 per share;

(14) On July 25, 2006, the limited partnership sold 1,536 shares of Common Stock on the open market for $13.98 per share;

(15) On July 25, 2006, the limited partnership sold 1,747 shares of Common Stock on the open market for $13.99 per share;

(16) On July 25, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $14.00 per share;

(17) On July 25, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $14.01 per share;

(18) On July 25, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.02 per share;

(19) On July 25, 2006, the limited partnership sold 1,213 shares of Common Stock on the open market for $14.03 per share;

(20) On July 25, 2006, the limited partnership sold 1,387 shares of Common Stock on the open market for $14.04 per share;

(21) On July 25, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.05 per share;

(22) On July 25, 2006, the limited partnership sold 1,334 shares of Common Stock on the open market for $14.06 per share;

(23) On July 25, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.07 per share;

(24) On July 25, 2006, the limited partnership sold 988 shares of Common Stock on the open market for $14.08 per share;

(25) On July 25, 2006, the limited partnership sold 912 shares of Common Stock on the open market for $14.09 per share;

(26) On July 25, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.10 per share;

(27) On July 25, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.11 per share;

CUSIP No. 89267P 10 5	Page 8 of 47

(28) On July 25, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.12 per share;

(29) On July 25, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.13 per share;

(30) On July 25, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $14.14 per share;

(31) On July 25, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.15 per share;

(32) On July 25, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.16 per share;

(33) On July 25, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.17 per share;

(34) On July 25, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.19 per share;

(35) On July 26, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.33 per share;

(36) On July 26, 2006, the limited partnership sold 251 shares of Common Stock on the open market for $14.32 per share;

(37) On July 26, 2006, the limited partnership sold 65 shares of Common Stock on the open market for $14.31 per share;

(38) On July 26, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.30 per share;

(39) On July 26, 2006, the limited partnership sold 449 shares of Common Stock on the open market for $14.29 per share;

(40) On July 26, 2006, the limited partnership sold 847 shares of Common Stock on the open market for $14.28 per share;

(41) On July 26, 2006, the limited partnership sold 1,056 shares of Common Stock on the open market for $14.27 per share;

(42) On July 26, 2006, the limited partnership sold 1,532 shares of Common Stock on the open market for $14.26 per share;

(43) On July 26, 2006, the limited partnership sold 2,665 shares of Common Stock on the open market for $14.25 per share;

CUSIP No. 89267P 10 5	Page 9 of 47

(44) On July 26, 2006, the limited partnership sold 1,035 shares of Common Stock on the open market for $14.24 per share;

(45) On July 26, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $14.23 per share;

(46) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.22 per share;

(47) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.21 per share;

(48) On July 26, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $14.20 per share;

(49) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.19 per share;

(50) On July 26, 2006, the limited partnership sold 137 shares of Common Stock on the open market for $14.18 per share;

(51) On July 26, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.17 per share;

(52) On July 26, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.16 per share;

(53) On July 26, 2006, the limited partnership sold 1,063 shares of Common Stock on the open market for $14.15 per share;

(54) On July 26, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $14.14 per share;

(55) On July 26, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.13 per share;

(56) On July 26, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $14.12 per share;

(57) On July 26, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.11 per share;

(58) On July 26, 2006, the limited partnership sold 1,966 shares of Common Stock on the open market for $14.10 per share;

(59) On July 26, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.09 per share;

CUSIP No. 89267P 10 5	Page 10 of 47

(60) On July 26, 2006, the limited partnership sold 775 shares of Common Stock on the open market for $14.08 per share;

(61) On July 26, 2006, the limited partnership sold 825 shares of Common Stock on the open market for $14.07 per share;

(62) On July 26, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.06 per share;

(63) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.05 per share;

(64) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.04 per share;

(65) On July 26, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.03 per share;

(66) On July 26, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.01 per share;

(67) On July 26, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.00 per share;

(68) On July 26, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.98 per share;

(69) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.37 per share;

(70) On July 27, 2006, the limited partnership sold 18 shares of Common Stock on the open market for $14.35 per share;

(71) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.34 per share;

(72) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.33 per share;

(73) On July 27, 2006, the limited partnership sold 282 shares of Common Stock on the open market for $14.32 per share;

(74) On July 27, 2006, the limited partnership sold 252 shares of Common Stock on the open market for $14.31 per share;

(75) On July 27, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.30 per share;

CUSIP No. 89267P 10 5	Page 11 of 47

(76) On July 27, 2006, the limited partnership sold 562 shares of Common Stock on the open market for $14.29 per share;

(77) On July 27, 2006, the limited partnership sold 748 shares of Common Stock on the open market for $14.28 per share;

(78) On July 27, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.27 per share;

(79) On July 27, 2006, the limited partnership sold 503 shares of Common Stock on the open market for $14.26 per share;

(80) On July 27, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.25 per share;

(81) On July 27, 2006, the limited partnership sold 997 shares of Common Stock on the open market for $14.24 per share;

(82) On July 27, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.23 per share;

(83) On July 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.22 per share;

(84) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.21 per share;

(85) On July 27, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.20 per share;

(86) On July 27, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.19 per share;

(87) On July 27, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.18 per share;

(88) On July 27, 2006, the limited partnership sold 159 shares of Common Stock on the open market for $14.17 per share;

(89) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.16 per share;

(90) On July 27, 2006, the limited partnership sold 428 shares of Common Stock on the open market for $14.15 per share;

(91) On July 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.14 per share;

CUSIP No. 89267P 10 5	Page 12 of 47

(92) On July 27, 2006, the limited partnership sold 1,813 shares of Common Stock on the open market for $14.12 per share;

(93) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.10 per share;

(94) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.09 per share;

(95) On July 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.08 per share;

(96) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.07 per share;

(97) On July 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.06 per share;

(98) On July 27, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.05 per share;

(99) On July 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.04 per share;

(100) On July 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.02 per share;

(101) On July 27, 2006, the limited partnership sold 1,207 shares of Common Stock on the open market for $14.01 per share;

(102) On July 27, 2006, the limited partnership sold 3,693 shares of Common Stock on the open market for $14.00 per share;

(103) On July 27, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.99 per share;

(104) On July 27, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.98 per share;

(105) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.97 per share;

(106) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.95 per share;

(107) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.94 per share;

CUSIP No. 89267P 10 5	Page 13 of 47

(108) On July 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.93 per share;

(109) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.92 per share;

(110) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.91 per share;

(111) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.90 per share;

(112) On July 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.89 per share;

(113) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.88 per share;

(114) On July 27, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.87 per share;

(115) On July 27, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.86 per share;

(116) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.84 per share;

(117) On July 27, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.82 per share;

(118) On July 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.51 per share;

(119) On July 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.50 per share;

(120) On July 28, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.49 per share;

(121) On July 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.48 per share;

(122) On July 28, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.47 per share;

(123) On July 28, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.46 per share;

CUSIP No. 89267P 10 5	Page 14 of 47

(124) On July 28, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.45 per share;

(125) On July 28, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.44 per share;

(126) On July 28, 2006, the limited partnership sold 1,437 shares of Common Stock on the open market for $14.43 per share;

(127) On July 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.42 per share;

(128) On July 28, 2006, the limited partnership sold 1,473 shares of Common Stock on the open market for $14.41 per share;

(129) On July 28, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.40 per share;

(130) On July 28, 2006, the limited partnership sold 1,127 shares of Common Stock on the open market for $14.39 per share;

(131) On July 28, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.38 per share;

(132) On July 28, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.37 per share;

(133) On July 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.36 per share;

(134) On July 28, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.35 per share;

(135) On July 28, 2006, the limited partnership sold 126 shares of Common Stock on the open market for $14.34 per share;

(136) On July 28, 2006, the limited partnership sold 374 shares of Common Stock on the open market for $14.33 per share;

(137) On July 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.31 per share;

(138) On July 28, 2006, the limited partnership sold 394 shares of Common Stock on the open market for $14.30 per share;

(139) On July 28, 2006, the limited partnership sold 232 shares of Common Stock on the open market for $14.29 per share;

CUSIP No. 89267P 10 5	Page 15 of 47

(140) On July 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.27 per share;

(141) On July 28, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.26 per share;

(142) On July 28, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.25 per share;

(143) On July 28, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.24 per share;

(144) On July 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.23 per share;

(145) On July 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.22 per share;

(146) On July 28, 2006, the limited partnership sold 126 shares of Common Stock on the open market for $14.21 per share;

(147) On July 28, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.20 per share;

(148) On July 28, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.19 per share;

(149) On July 28, 2006, the limited partnership sold 174 shares of Common Stock on the open market for $14.18 per share;

(150) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.58 per share;

(151) On July 31, 2006, the limited partnership sold 73 shares of Common Stock on the open market for $14.57 per share;

(152) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.56 per share;

(153) On July 31, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.55 per share;

(154) On July 31, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.54 per share;

(155) On July 31, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.53 per share;

CUSIP No. 89267P 10 5	Page 16 of 47

(156) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.52 per share;

(157) On July 31, 2006, the limited partnership sold 935 shares of Common Stock on the open market for $14.51 per share;

(158) On July 31, 2006, the limited partnership sold 265 shares of Common Stock on the open market for $14.50 per share;

(159) On July 31, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.48 per share;

(160) On July 31, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.47 per share;

(161) On July 31, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.46 per share;

(162) On July 31, 2006, the limited partnership sold 3,720 shares of Common Stock on the open market for $14.45 per share;

(163) On July 31, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.44 per share;

(164) On July 31, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.41 per share;

(165) On July 31, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.40 per share;

(166) On July 31, 2006, the limited partnership sold 580 shares of Common Stock on the open market for $14.39 per share;

(167) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.38 per share;

(168) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.36 per share;

(169) On July 31, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.31 per share;

(170) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.29 per share;

(171) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.28 per share;

CUSIP No. 89267P 10 5	Page 17 of 47

(172) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.27 per share;

(173) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.26 per share;

(174) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.25 per share;

(175) On July 31, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.24 per share;

(176) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.23 per share;

(177) On July 31, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.21 per share;

(178) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.44 per share;

(179) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.36 per share;

(180) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.35 per share;

(181) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.30 per share;

(182) On August 1, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.28 per share;

(183) On August 1, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $14.27 per share;

(184) On August 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.26 per share;

(185) On August 1, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.22 per share;

(186) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.16 per share;

(187) On August 1, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.11 per share;

CUSIP No. 89267P 10 5	Page 18 of 47

(188) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.10 per share;

(189) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.09 per share;

(190) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.06 per share;

(191) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.05 per share;

(192) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.04 per share;

(193) On August 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.03 per share;

(194) On August 1, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $14.02 per share;

(195) On August 1, 2006, the limited partnership sold 1,091 shares of Common Stock on the open market for $14.01 per share;

(196) On August 1, 2006, the limited partnership sold 4,409 shares of Common Stock on the open market for $14.00 per share;

(197) On August 1, 2006, the limited partnership sold 241 shares of Common Stock on the open market for $13.99 per share;

(198) On August 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.98 per share;

(199) On August 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.97 per share;

(200) On August 1, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.96 per share;

(201) On August 1, 2006, the limited partnership sold 1,059 shares of Common Stock on the open market for $13.95 per share;

(202) On August 1, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $13.94 per share;

(203) On August 1, 2006, the limited partnership sold 4,031 shares of Common Stock on the open market for $13.93 per share;

CUSIP No. 89267P 10 5	Page 19 of 47

(204) On August 1, 2006, the limited partnership sold 540 shares of Common Stock on the open market for $13.92 per share;

(205) On August 1, 2006, the limited partnership sold 2,329 shares of Common Stock on the open market for $13.91 per share;

(206) On August 1, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.90 per share;

(207) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.89 per share;

(208) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.88 per share;

(209) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.87 per share;

(210) On August 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.86 per share;

(211) On August 1, 2006, the limited partnership sold 320 shares of Common Stock on the open market for $13.85 per share;

(212) On August 1, 2006, the limited partnership sold 380 shares of Common Stock on the open market for $13.84 per share;

(213) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.83 per share;

(214) On August 1, 2006, the limited partnership sold 765 shares of Common Stock on the open market for $13.82 per share;

(215) On August 1, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.81 per share;

(216) On August 1, 2006, the limited partnership sold 2,735 shares of Common Stock on the open market for $13.80 per share;

(217) On August 1, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $13.79 per share;

(218) On August 1, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.78 per share;

(219) On August 1, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $13.77 per share;

CUSIP No. 89267P 10 5	Page 20 of 47

(220) On August 1, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.76 per share;

(221) On August 1, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.75 per share;

(222) On August 1, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.74 per share;

(223) On August 1, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.73 per share;

(224) On August 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.87 per share;

(225) On August 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.83 per share;

(226) On August 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.82 per share;

(227) On August 2, 2006, the limited partnership sold 491 shares of Common Stock on the open market for $13.79 per share;

(228) On August 2, 2006, the limited partnership sold 1,009 shares of Common Stock on the open market for $13.78 per share;

(229) On August 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.77 per share;

(230) On August 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.76 per share;

(231) On August 2, 2006, the limited partnership sold 615 shares of Common Stock on the open market for $13.75 per share;

(232) On August 2, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.74 per share;

(233) On August 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.73 per share;

(234) On August 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.72 per share;

(235) On August 2, 2006, the limited partnership sold 1,994 shares of Common Stock on the open market for $13.71 per share;

CUSIP No. 89267P 10 5	Page 21 of 47

(236) On August 2, 2006, the limited partnership sold 1,873 shares of Common Stock on the open market for $13.70 per share;

(237) On August 2, 2006, the limited partnership sold 1,920 shares of Common Stock on the open market for $13.69 per share;

(238) On August 2, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $13.68 per share;

(239) On August 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.67 per share;

(240) On August 2, 2006, the limited partnership sold 592 shares of Common Stock on the open market for $13.66 per share;

(241) On August 2, 2006, the limited partnership sold 608 shares of Common Stock on the open market for $13.65 per share;

(242) On August 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.64 per share;

(243) On August 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.63 per share;

(244) On August 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.62 per share;

(245) On August 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.61 per share;

(246) On August 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.60 per share;

(247) On August 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.59 per share;

(248) On August 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.58 per share;

(249) On August 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.57 per share;

(250) On August 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.56 per share;

(251) On August 2, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $13.55 per share;

CUSIP No. 89267P 10 5	Page 22 of 47

(252) On August 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.54 per share;

(253) On August 2, 2006, the limited partnership sold 509 shares of Common Stock on the open market for $13.53 per share;

(254) On August 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.52 per share;

(255) On August 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.51 per share;

(256) On August 2, 2006, the limited partnership sold 791 shares of Common Stock on the open market for $13.50 per share;

(257) On August 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.49 per share;

(258) On August 2, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.48 per share;

(259) On August 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.47 per share;

(260) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.23 per share;

(261) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.21 per share;

(262) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.20 per share;

(263) On August 3, 2006, the limited partnership sold 1,066 shares of Common Stock on the open market for $14.19 per share;

(264) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.18 per share;

(265) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.17 per share;

(266) On August 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.16 per share;

(267) On August 3, 2006, the limited partnership sold 239 shares of Common Stock on the open market for $14.15 per share;

CUSIP No. 89267P 10 5	Page 23 of 47

(268) On August 3, 2006, the limited partnership sold 731 shares of Common Stock on the open market for $14.13 per share;

(269) On August 3, 2006, the limited partnership sold 831 shares of Common Stock on the open market for $14.12 per share;

(270) On August 3, 2006, the limited partnership sold 1,049 shares of Common Stock on the open market for $14.11 per share;

(271) On August 3, 2006, the limited partnership sold 950 shares of Common Stock on the open market for $14.10 per share;

(272) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.09 per share;

(273) On August 3, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.08 per share;

(274) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.07 per share;

(275) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.06 per share;

(276) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.05 per share;

(277) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.04 per share;

(278) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.03 per share;

(279) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.02 per share;

(280) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.01 per share;

(281) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.00 per share;

(282) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.98 per share;

(283) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.97 per share;

CUSIP No. 89267P 10 5	Page 24 of 47

(284) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.96 per share;

(285) On August 3, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $13.95 per share;

(286) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.94 per share;

(287) On August 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.93 per share;

(288) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.90 per share;

(289) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.89 per share;

(290) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.88 per share;

(291) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.87 per share;

(292) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.86 per share;

(293) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.83 per share;

(294) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.82 per share;

(295) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.81 per share;

(296) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.80 per share;

(297) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.79 per share;

(298) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.78 per share;

(299) On August 3, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $13.77 per share;

CUSIP No. 89267P 10 5	Page 25 of 47

(300) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.76 per share;

(301) On August 3, 2006, the limited partnership sold 134 shares of Common Stock on the open market for $13.75 per share;

(302) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.73 per share;

(303) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.72 per share;

(304) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.71 per share;

(305) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.69 per share;

(306) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.68 per share;

(307) On August 3, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.67 per share;

(308) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.66 per share;

(309) On August 3, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.65 per share;

(310) On August 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.64 per share;

(311) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.63 per share;

(312) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.61 per share;

(313) On August 3, 2006, the limited partnership sold 146 shares of Common Stock on the open market for $13.60 per share;

(314) On August 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.59 per share;

(315) On August 3, 2006, the limited partnership sold 194 shares of Common Stock on the open market for $13.58 per share;

CUSIP No. 89267P 10 5	Page 26 of 47

(316) On August 3, 2006, the limited partnership sold 60 shares of Common Stock on the open market for $13.57 per share;

(317) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.55 per share;

(318) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.54 per share;

(319) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.53 per share;

(320) On August 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.52 per share;

(321) On August 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.50 per share;

(322) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.49 per share;

(323) On August 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.46 per share;

(324) On August 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.46 per share;

(325) On August 4, 2006, the limited partnership sold 5,600 shares of Common Stock on the open market for $14.45 per share;

(326) On August 4, 2006, the limited partnership sold 2,577 shares of Common Stock on the open market for $14.44 per share;

(327) On August 4, 2006, the limited partnership sold 781 shares of Common Stock on the open market for $14.43 per share;

(328) On August 4, 2006, the limited partnership sold 3,567 shares of Common Stock on the open market for $14.42 per share;

(329) On August 4, 2006, the limited partnership sold 4,160 shares of Common Stock on the open market for $14.41 per share;

(330) On August 4, 2006, the limited partnership sold 18,644 shares of Common Stock on the open market for $14.40 per share;

(331) On August 4, 2006, the limited partnership sold 3,571 shares of Common Stock on the open market for $14.39 per share;

CUSIP No. 89267P 10 5	Page 27 of 47

(332) On August 4, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.38 per share;

(333) On August 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.37 per share;

(334) On August 4, 2006, the limited partnership sold 832 shares of Common Stock on the open market for $14.36 per share;

(335) On August 4, 2006, the limited partnership sold 668 shares of Common Stock on the open market for $14.35 per share;

(336) On August 4, 2006, the limited partnership sold 1,132 shares of Common Stock on the open market for $14.34 per share;

(337) On August 4, 2006, the limited partnership sold 1,068 shares of Common Stock on the open market for $14.33 per share;

(338) On August 4, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.32 per share;

(339) On August 4, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.31 per share;

(340) On August 4, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.30 per share;

(341) On August 4, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.29 per share;

(342) On August 4, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.28 per share;

(343) On August 4, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.27 per share;

(344) On August 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.26 per share;

(345) On August 7, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.51 per share;

(346) On August 7, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.48 per share;

(347) On August 7, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.47 per share;

CUSIP No. 89267P 10 5	Page 28 of 47

(348) On August 7, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.45 per share;

(349) On August 7, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.44 per share;

(350) On August 7, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.43 per share;

(351) On August 7, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.42 per share;

(352) On August 7, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $14.41 per share;

(353) On August 7, 2006, the limited partnership sold 3,300 shares of Common Stock on the open market for $14.40 per share;

(354) On August 7, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.39 per share;

(355) On August 7, 2006, the limited partnership sold 2,900 shares of Common Stock on the open market for $14.38 per share;

(356) On August 7, 2006, the limited partnership sold 3,100 shares of Common Stock on the open market for $14.37 per share;

(357) On August 7, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.36 per share;

(358) On August 7, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $14.35 per share;

(359) On August 7, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.34 per share;

(360) On August 7, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.33 per share;

(361) On August 7, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.32 per share;

(362) On August 7, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.31 per share;

(363) On August 7, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $14.30 per share;

CUSIP No. 89267P 10 5	Page 29 of 47

(364) On August 7, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $14.29 per share;

(365) On August 7, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.28 per share;

(366) On August 7, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.27 per share;

(367) On August 7, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.26 per share;

(368) On August 7, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.25 per share;

(369) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.69 per share;

(370) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.68 per share;

(371) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.66 per share;

(372) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.64 per share;

(373) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.63 per share;

(374) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.59 per share;

(375) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.55 per share;

(376) On August 8, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.54 per share;

(377) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.53 per share;

(378) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.52 per share;

(379) On August 8, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.51 per share;

CUSIP No. 89267P 10 5	Page 30 of 47

(380) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.50 per share;

(381) On August 8, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.49 per share;

(382) On August 8, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.48 per share;

(383) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.47 per share;

(384) On August 8, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.46 per share;

(385) On August 8, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.45 per share;

(386) On August 8, 2006, the limited partnership sold 1,680 shares of Common Stock on the open market for $14.44 per share;

(387) On August 8, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.43 per share;

(388) On August 8, 2006, the limited partnership sold 520 shares of Common Stock on the open market for $14.42 per share;

(389) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.41 per share;

(390) On August 8, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.40 per share;

(391) On August 8, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.39 per share;

(392) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.38 per share;

(393) On August 8, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.37 per share;

(394) On August 8, 2006, the limited partnership sold 714 shares of Common Stock on the open market for $14.36 per share;

(395) On August 8, 2006, the limited partnership sold 587 shares of Common Stock on the open market for $14.35 per share;

CUSIP No. 89267P 10 5	Page 31 of 47

(396) On August 8, 2006, the limited partnership sold 999 shares of Common Stock on the open market for $14.34 per share;

(397) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.33 per share;

(398) On August 8, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.32 per share;

(399) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.31 per share;

(400) On August 8, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.28 per share;

(401) On August 8, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.27 per share;

(402) On August 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.26 per share;

(403) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.25 per share;

(404) On August 8, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.24 per share;

(405) On August 8, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.23 per share;

(406) On August 8, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.22 per share;

(407) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.21 per share;

(408) On August 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.20 per share;

(409) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.57 per share;

(410) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.53 per share;

(411) On August 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.51 per share;

CUSIP No. 89267P 10 5	Page 32 of 47

(412) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.44 per share;

(413) On August 9, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.43 per share;

(414) On August 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.42 per share;

(415) On August 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.41 per share;

(416) On August 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.40 per share;

(417) On August 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.39 per share;

(418) On August 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.38 per share;

(419) On August 9, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.37 per share;

(420) On August 9, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.36 per share;

(421) On August 9, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.35 per share;

(422) On August 9, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.34 per share;

(423) On August 9, 2006, the limited partnership sold 1,121 shares of Common Stock on the open market for $14.33 per share;

(424) On August 9, 2006, the limited partnership sold 579 shares of Common Stock on the open market for $14.32 per share;

(425) On August 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.31 per share;

(426) On August 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.30 per share;

(427) On August 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.29 per share;

CUSIP No. 89267P 10 5	Page 33 of 47

(428) On August 9, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.28 per share;

(429) On August 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.27 per share;

(430) On August 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.26 per share;

(431) On August 9, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.25 per share;

(432) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.24 per share;

(433) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.23 per share;

(434) On August 9, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.22 per share;

(435) On August 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.21 per share;

(436) On August 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.20 per share;

(437) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.19 per share;

(438) On August 9, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.18 per share;

(439) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.16 per share;

(440) On August 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.14 per share;

(441) On August 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.11 per share;

(442) On August 9, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.10 per share;

(443) On August 10, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.14 per share;

CUSIP No. 89267P 10 5	Page 34 of 47

(444) On August 10, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.12 per share;

(445) On August 10, 2006, the limited partnership sold 815 shares of Common Stock on the open market for $14.11 per share;

(446) On August 10, 2006, the limited partnership sold 513 shares of Common Stock on the open market for $14.10 per share;

(447) On August 10, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.09 per share;

(448) On August 10, 2006, the limited partnership sold 685 shares of Common Stock on the open market for $14.08 per share;

(449) On August 10, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $14.07 per share;

(450) On August 10, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.06 per share;

(451) On August 10, 2006, the limited partnership sold 987 shares of Common Stock on the open market for $14.05 per share;

(452) On August 10, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.04 per share;

(453) On August 10, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.03 per share;

(454) On August 10, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.02 per share;

(455) On August 10, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.01 per share;

(456) On August 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.00 per share;

(457) On August 10, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.99 per share;

(458) On August 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.96 per share;

(459) On August 10, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.94 per share;

CUSIP No. 89267P 10 5	Page 35 of 47

(460) On August 10, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.93 per share;

(461) On August 10, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.90 per share;

(462) On August 10, 2006, the limited partnership sold 997 shares of Common Stock on the open market for $13.89 per share;

(463) On August 10, 2006, the limited partnership sold 1,903 shares of Common Stock on the open market for $13.88 per share;

(464) On August 10, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.87 per share;

(465) On August 10, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.86 per share;

(466) On August 10, 2006, the limited partnership sold 1,373 shares of Common Stock on the open market for $13.85 per share;

(467) On August 10, 2006, the limited partnership sold 527 shares of Common Stock on the open market for $13.84 per share;

(468) On August 10, 2006, the limited partnership sold 112 shares of Common Stock on the open market for $13.83 per share;

(469) On August 10, 2006, the limited partnership sold 88 shares of Common Stock on the open market for $13.81 per share;

(470) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.91 per share;

(471) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.88 per share;

(472) On August 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.87 per share;

(473) On August 11, 2006, the limited partnership sold 65 shares of Common Stock on the open market for $13.86 per share;

(474) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.81 per share;

(475) On August 11, 2006, the limited partnership sold 135 shares of Common Stock on the open market for $13.80 per share;

CUSIP No. 89267P 10 5	Page 36 of 47

(476) On August 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.79 per share;

(477) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.78 per share;

(478) On August 11, 2006, the limited partnership sold 188 shares of Common Stock on the open market for $13.77 per share;

(479) On August 11, 2006, the limited partnership sold 312 shares of Common Stock on the open market for $13.76 per share;

(480) On August 11, 2006, the limited partnership sold 121 shares of Common Stock on the open market for $13.75 per share;

(481) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.74 per share;

(482) On August 11, 2006, the limited partnership sold 579 shares of Common Stock on the open market for $13.73 per share;

(483) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.72 per share;

(484) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.71 per share;

(485) On August 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.70 per share;

(486) On August 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.69 per share;

(487) On August 11, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.68 per share;

(488) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.62 per share;

(489) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.61 per share;

(490) On August 11, 2006, the limited partnership sold 220 shares of Common Stock on the open market for $13.60 per share;

(491) On August 11, 2006, the limited partnership sold 380 shares of Common Stock on the open market for $13.59 per share;

CUSIP No. 89267P 10 5	Page 37 of 47

(492) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.58 per share;

(493) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.57 per share;

(494) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.56 per share;

(495) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.55 per share;

(496) On August 11, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.54 per share;

(497) On August 11, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $13.53 per share;

(498) On August 11, 2006, the limited partnership sold 215 shares of Common Stock on the open market for $13.52 per share;

(499) On August 11, 2006, the limited partnership sold 1,285 shares of Common Stock on the open market for $13.51 per share;

(500) On August 11, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.50 per share;

(501) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.49 per share;

(502) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.48 per share;

(503) On August 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.47 per share;

(504) On August 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.46 per share;

(505) On August 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.45 per share;

(506) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.73 per share;

(507) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.72 per share;

CUSIP No. 89267P 10 5	Page 38 of 47

(508) On August 14, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.69 per share;

(509) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.67 per share;

(510) On August 14, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.66 per share;

(511) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.65 per share;

(512) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.64 per share;

(513) On August 14, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.63 per share;

(514) On August 14, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.62 per share;

(515) On August 14, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.61 per share;

(516) On August 14, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.60 per share;

(517) On August 14, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $13.59 per share;

(518) On August 14, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $13.58 per share;

(519) On August 14, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.57 per share;

(520) On August 14, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.56 per share;

(521) On August 14, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $13.55 per share;

(522) On August 14, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.54 per share;

(523) On August 14, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.53 per share;

CUSIP No. 89267P 10 5	Page 39 of 47

(524) On August 14, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.52 per share;

(525) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.51 per share;

(526) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.50 per share;

(527) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.48 per share;

(528) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.47 per share;

(529) On August 14, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.46 per share;

(530) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.45 per share;

(531) On August 14, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.44 per share;

(532) On August 14, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.43 per share;

(533) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.42 per share;

(534) On August 14, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.41 per share;

(535) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.40 per share;

(536) On August 14, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.39 per share;

(537) On August 14, 2006, the limited partnership sold 283 shares of Common Stock on the open market for $13.38 per share;

(538) On August 14, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.37 per share;

(539) On August 14, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.36 per share;

CUSIP No. 89267P 10 5	Page 40 of 47

(540) On August 14, 2006, the limited partnership sold 117 shares of Common Stock on the open market for $13.35 per share;

(541) On August 15, 2006, the limited partnership sold 1,245 shares of Common Stock on the open market for $14.00 per share;

(542) On August 15, 2006, the limited partnership sold 155 shares of Common Stock on the open market for $13.99 per share;

(543) On August 15, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.97 per share;

(544) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.96 per share;

(545) On August 15, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.95 per share;

(546) On August 15, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.94 per share;

(547) On August 15, 2006, the limited partnership sold 1,305 shares of Common Stock on the open market for $13.93 per share;

(548) On August 15, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.92 per share;

(549) On August 15, 2006, the limited partnership sold 2,519 shares of Common Stock on the open market for $13.91 per share;

(550) On August 15, 2006, the limited partnership sold 2,081 shares of Common Stock on the open market for $13.90 per share;

(551) On August 15, 2006, the limited partnership sold 2,800 shares of Common Stock on the open market for $13.89 per share;

(552) On August 15, 2006, the limited partnership sold 1,807 shares of Common Stock on the open market for $13.88 per share;

(553) On August 15, 2006, the limited partnership sold 5,693 shares of Common Stock on the open market for $13.87 per share;

(554) On August 15, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.86 per share;

(555) On August 15, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $13.85 per share;

CUSIP No. 89267P 10 5	Page 41 of 47

(556) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.84 per share;

(557) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.81 per share;

(558) On August 15, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.78 per share;

(559) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.76 per share;

(560) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.75 per share;

(561) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.73 per share;

(562) On August 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.72 per share;

(563) On August 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.21 per share;

(564) On August 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.20 per share;

(565) On August 16, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.19 per share;

(566) On August 16, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.18 per share;

(567) On August 16, 2006, the limited partnership sold 448 shares of Common Stock on the open market for $14.17 per share;

(568) On August 16, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.16 per share;

(569) On August 16, 2006, the limited partnership sold 652 shares of Common Stock on the open market for $14.15 per share;

(570) On August 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.14 per share;

(571) On August 16, 2006, the limited partnership sold 952 shares of Common Stock on the open market for $14.13 per share;

CUSIP No. 89267P 10 5	Page 42 of 47

(572) On August 16, 2006, the limited partnership sold 148 shares of Common Stock on the open market for $14.12 per share;

(573) On August 16, 2006, the limited partnership sold 697 shares of Common Stock on the open market for $14.11 per share;

(574) On August 16, 2006, the limited partnership sold 915 shares of Common Stock on the open market for $14.10 per share;

(575) On August 16, 2006, the limited partnership sold 861 shares of Common Stock on the open market for $14.09 per share;

(576) On August 16, 2006, the limited partnership sold 277 shares of Common Stock on the open market for $14.08 per share;

(577) On August 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.07 per share;

(578) On August 16, 2006, the limited partnership sold 650 shares of Common Stock on the open market for $14.06 per share;

(579) On August 16, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.05 per share;

(580) On August 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.04 per share;

(581) On August 16, 2006, the limited partnership sold 495 shares of Common Stock on the open market for $14.03 per share;

(582) On August 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.02 per share;

(583) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.42 per share;

(584) On August 17, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.40 per share;

(585) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.37 per share;

(586) On August 17, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.36 per share;

(587) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.35 per share;

CUSIP No. 89267P 10 5	Page 43 of 47

(588) On August 17, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.34 per share;

(589) On August 17, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.33 per share;

(590) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.32 per share;

(591) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.31 per share;

(592) On August 17, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.30 per share;

(593) On August 17, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.29 per share;

(594) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.28 per share;

(595) On August 17, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.27 per share;

(596) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.25 per share;

(597) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.24 per share;

(598) On August 17, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.23 per share;

(599) On August 17, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.22 per share;

(600) On August 17, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.21 per share;

(601) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.20 per share;

(602) On August 17, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.17 per share;

(603) On August 17, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.16 per share;

CUSIP No. 89267P 10 5	Page 44 of 47

(604) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.11 per share;

(605) On August 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.09 per share;

(606) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.49 per share;

(607) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.47 per share;

(608) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.46 per share;

(609) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.45 per share;

(610) On August 18, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.41 per share;

(611) On August 18, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.39 per share;

(612) On August 18, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.34 per share;

(613) On August 18, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.33 per share;

(614) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.32 per share;

(615) On August 18, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.31 per share;

(616) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.29 per share;

(617) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.27 per share;

(618) On August 18, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $14.26 per share;

(619) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.23 per share;

CUSIP No. 89267P 10 5	Page 45 of 47

(620) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.22 per share;

(621) On August 18, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.21 per share;

(622) On August 18, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.20 per share;

(623) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.19 per share;

(624) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.18 per share;

(625) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.17 per share;

(626) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.16 per share;

(627) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.15 per share;

(628) On August 18, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.14 per share;

(629) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.12 per share;

(630) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.11 per share; and

(631) On August 18, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.10 per share;

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

CUSIP No. 89267P 10 5	Page 46 of 47

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through August 18, 2006: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 47 of 47

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 28, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP,
Inc., the general partner of WRCF-I 1997
Limited Partnership
(Name and Title)

August 28, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II
Manager, Inc., the managing member of
WRCF-II GP, LLC, the general partner of
WRCF-II 1997 Limited Partnership
(Name and Title)

August 28, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)